Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-             ) and related Prospectus of Unifi, Inc. for the registration of $190,000,000 11  1/2 % Senior Secured Notes due 2014, and to the incorporation by reference of our report dated July 31, 2006, with respect to the financial statements of Yihua Unifi Fibre Industry Company Limited included in the Annual Report (Form 10-K) of Unifi, Inc. for the year ended June 25, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming, Shanghai Branch

The People’s Republic of China

October 10, 2006